Exhibit 23.10

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by Desert Peak Minerals Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: October 5, 2021

/s/ Alice Gould
Name: Alice Gould